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                                   EXHIBIT 16

                           CNB FINANCIAL CORPORATION

                 Form 10-K For The Year Ended December 31, 2000

                               Change in Auditors


      CNB Financial Corporation filed a Form 8-K dated May 9, 2000 announcing the engagement of Corwe, Chizek and Company, LLP as its independent auditors for the fiscal year ended December 31, 2000. The determination to replace Ernst & Young, LLP was recommended by the audit committee and approved by the full board of directors of the registrant. There were no disagreements between the registrant and Ernst & Young, LLP concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Form 8-K is incorporated herein by reference.